Exhibit 99.1

NEWS RELEASE

Susser Provides Fourth Quarter 2012 Operating Results Update
Analyst Day Set for March 21 in Houston

CORPUS CHRISTI, Texas, January 15, 2013 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today provided partial operating results for the fourth quarter and full year 2012.
For the fourth quarter of 2012, Susser Holdings (the "Company") expects to report:

▪	Same-store merchandise sales growth of approximately 5.8 percent, compared to growth of 5.0 percent for the year-earlier period.

▪	Retail average per-store fuel volume growth of approximately 3.1 percent, compared to growth of 7.2 percent for the prior-year period.
For the full year 2012, the Company expects to report:

▪	Same-store merchandise sales growth of approximately 6.6 percent, compared to growth of 6.0 percent in fiscal 2011.

▪	Retail average per-store fuel volume growth of approximately 5.8 percent, compared to growth of 4.9 percent for the prior year.
New Locations Update
Susser Holdings opened a record 10 new Stripes® convenience stores during the fourth quarter, for a total of 25 new retail stores opened in 2012. In addition, the Company converted two retail stores to dealer locations in the fourth quarter - for a total of three converted for the full year - and closed one smaller store, or a total of four closures during the full year. The Company operated 559 Stripes stores at year-end, a net increase of 18 stores added in 2012. The Company expects to build 29 to 35 new Stripes convenience stores in 2013, of which 12 are currently under construction.
Thirteen new dealer sites were added in the wholesale segment in the fourth quarter, for a total of 39 for the full year, and 6 sites were discontinued in the final quarter, or 25 for the full year. At year end 2012, the Company supplied 579 contracted branded sites, a net increase of 14 for the year. As of year end, the contracted sites consisted of 91 consignment locations and 488 other independent dealer contracts.

Financing Update
Susser Petroleum Partners (the "Partnership") purchased two additional Stripes® stores from Susser Holdings on January 14. Since Susser Petroleum Partners began operating as an independent master limited partnership in September 2012, the partnership has acquired a total of 10 new stores, pursuant to a sale leaseback option from Stripes, for a total cost of $36.7 million. The Partnership has also acquired two additional dealer sites from unaffiliated third parties. The Partnership expects to complete the acquisition of five additional Stripes® stores by April 2013.
Analyst Day March 21
Susser Holdings Corporation and Susser Petroleum Partners LP will hold a joint Analyst Day on Thursday, March 21, at Susser Petroleum Partners' headquarters in Houston. The meeting will begin with a bus tour of several Houston-area Stripes® convenience stores and wholesale dealer sites, and will conclude with presentations by senior management of both companies. Additional details will be provided at a later date. For more information on this upcoming meeting or to register, contact Anne Pearson, apearson@drg-l.com, 210-408-6321.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 555 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in over 350 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially. Factors that could impact Susser Holdings Corporation include, but are not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; the operation of Stripes® retail stores in close proximity to those of dealers; seasonal trends; severe or unfavorable weather conditions; cross-border risks associated with the concentration of Stripes® stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; ability to comply with federal and state regulations including those related to environmental matters, the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to Stripes® restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to substantial indebtedness and dependence on subsidiaries for cash flow generation; dependence on information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors. Factors that could impact Susser Petroleum Partners LP include, but are not limited to: Susser Holdings' business strategy, operations, risks and conflicts of interest with Susser Petroleum; ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on Susser Holdings for transportation services; and other unforeseen factors

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of Susser Holdings' annual report on Form 10-K for the year ended January 1, 2012 and subsequent quarterly filings as well as the “Risk Factors” section of Susser Petroleum's Prospectus filed with the Securities and Exchange Commission on September 21, 2012. These forward-

looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts:

Susser Holdings Corporation	DRG&L
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@drg-l.com
(361) 693-3743, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnahm@drg-l.com